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                                                                    Exhibit 12.1

                              STATION CASINOS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

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                                                                                             Fiscal
                                               Fiscal Year Ended               Transition     Year        Six Months Ended
                                   -------------------------------------------   Period       Ended     ------------------------
                                     31-Mar-96     31-Mar-97     31-Mar-98     31-Dec-98    31-Dec-99   30-Jun-99   30-Jun-00
                                   ---------------------------------------------------------------------------------------------
Fixed Charges
     Interest Expense                   27,682       32,428        72,842         62,237       83,002       41,129     43,513
     Capitalized Interest                6,128       21,114        12,808          1,200          395          395        516
     Amortization of Debt Cost           3,141        5,287         6,602          4,152        1,977        1,469      1,366
     Interest Portion of Rentals         2,158        1,773         4,101          3,938        4,502        1,287      1,341
                                   ---------------------------------------------------------------------------------------------

     Total Fixed Charges                39,109       60,602        96,353         71,527       89,876       44,280     46,736
                                   =============================================================================================


Interest Portion of Rentals
     Rentals                             6,538        5,373        12,428         11,933       13,643        3,900      4,064
     Times 33%                           2,158        1,773         4,101          3,938        4,502        1,287      1,341


Earnings
     Pretax Income from
     Continuing Operations              40,051       21,378        (4,120)        (9,864)     (47,223)      47,522     68,091
     Fixed Charges                      39,109       60,602        96,353         71,527       89,876       44,280     46,736
     Less : Capitalized Interest        (6,128)     (21,114)      (12,808)        (1,200)        (395)        (395)      (516)
                                   ---------------------------------------------------------------------------------------------

     Total Earnings                     73,032       60,866        79,425         60,463       42,258       91,407    114,311
                                   =============================================================================================


Ratio of Earnings to Fixed Charges           1.87         1.00          0.82           0.85         0.47       2.06       2.45

                           Deficit                                (16,928)       (11,064)     (47,618)

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